Exhibit 99.1

FOR IMMEDIATE RELEASE January 30, 2008

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2007 Earnings

PORTLAND, Ore. — January 30, 2008 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the fourth quarter of 2007 of $1.21 per diluted share, compared to $1.25 per diluted share for the fourth quarter of 2006. Net income for the same periods was $60.5 million and $67.5 million, respectively. After-tax net capital losses were $1.2 million for the fourth quarter of 2007, compared to after-tax net capital gains of $1.8 million for the fourth quarter of 2006.

Net income per diluted share excluding after-tax net capital gains and losses increased 0.8% to $1.23 for the fourth quarter of 2007, compared to $1.22 per diluted share for the fourth quarter of 2006 (see discussion of non-GAAP financial measures below). The increase in net income per diluted share excluding after-tax net capital gains and losses reflected premium growth and a reduction in diluted weighted-average shares outstanding of approximately 4 million. Net income excluding after-tax net capital gains and losses was $61.7 million for the fourth quarter of 2007, compared to $65.7 million for the fourth quarter of 2006. The decrease in net income excluding after-tax net capital gains and losses reflected premium growth offset by an increase in the benefit ratio from the unusually favorable level of the fourth quarter of 2006.

Net income per diluted share was $4.35 for 2007, compared to $3.73 for 2006. Net income for the same periods was $227.5 million and $203.8 million, respectively. Diluted weighted-average shares outstanding for 2007 and 2006 were 52.3 million and 54.7 million, respectively. After-tax net capital losses were $0.4 million for 2007, compared to after-tax net capital gains of $1.2 million for 2006. Net income per diluted share, excluding after-tax net capital gains and losses, was $4.35 for 2007, a 17.6% increase compared to $3.70 per diluted share for 2006. For 2007, return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income and losses from equity, was 15.8%.

“The results for 2007 met our expectations and demonstrated once again the value of our long-term approach to the management of StanCorp,” said Eric E. Parsons, chairman, president and chief executive officer. “Earnings, sales and persistency were strong in our core insurance services business. Annual earnings increased in our asset management group as well, and we continue to invest in improved processes and systems in that area with confidence that our investors will be well rewarded in future years.”

Operating expenses for the fourth quarter of 2007 were $116.1 million, compared to $101.3 million for the fourth quarter of 2006. The increased expenses were primarily driven by business growth, integration and infrastructure work in the asset management business and costs from higher earnings-based incentive compensation related to strong results for the fourth quarter and full year.

Guidance

StanCorp provides long-term financial objectives intended to provide a general overview of management’s expectations for multi-year trends in its financial performance. Guidance for any specific year may vary based upon short-term market trends or other factors. The Company believes that over time it will continue to achieve its long-term financial objectives, which are:

•	Achieve an annual return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income and losses from equity, of 14% to 15%,

•	Grow net income per diluted share, excluding after-tax net capital gains and losses, in the range of 12% to 15% per year,

•	Grow premiums by 10% to 12% per year, and

•	Grow assets under administration by 10% to 15% per year excluding acquisitions.

For 2008, the Company expects:

•	That its return on average equity target of 14% to 15% will be met or exceeded,

•	That its target for earnings per diluted share growth of 12% to 15% will be achieved, and

•	That its premium growth will be 6% to 8%, which is less than its long-term target of 10% to 12%.

The Company is not changing its group insurance benefit ratio guidance of 77.5% to 79.5%. However, actual experience over the past four years indicates that experience for 2008 could be at the lower end of the range.

The Company expects favorable sales and cash flows in its asset management businesses but recognizing current volatility in the stock markets, does not provide specific short-term guidance with regard to overall asset growth.

The Company’s actual results for 2008 could differ from the ranges described above due to many factors. For more information about factors that may change the Company’s 2008 financial results, see Forward-Looking Information.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $89.8 million for the fourth quarter of 2007, compared to $93.0 million for the fourth quarter of 2006. Results for the fourth quarter of 2007 were affected by premium growth offset by comparatively higher claims experience in the group insurance and individual disability businesses. Claims experience for the fourth quarters of both 2007 and 2006 was favorable compared to the Company’s long-term expectations.

Premiums for the Insurance Services segment increased 8.3% to $540.3 million for the fourth quarter of 2007, compared to $498.8 million for the fourth quarter of 2006.

Sales for group insurance products, reported as annualized new premiums, increased

23.0% to $105.5 million for the fourth quarter of 2007, compared to $85.8 million for the fourth quarter of 2006. For 2007, group insurance sales were $408.8 million, an increase of 28.6% compared to 2006.

The benefit ratio for group insurance products for the fourth quarter of 2007 was 75.6%, compared to 74.7% for the fourth quarter of 2006. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time. For 2007, the benefit ratio was 77.4%, which was slightly better than the Company’s estimated long-term annual range of 77.5% to 79.5%.

The benefit ratio for individual disability insurance was 72.5% for the fourth quarter of 2007, compared to 69.0% for the fourth quarter of 2006. Because of the relatively small block of individual disability insurance, the benefit ratio for this business tends to fluctuate more significantly on a quarterly basis than that of the group insurance business.

The discount rate used in the fourth quarter of 2007 for newly established long term disability claim reserves was lowered to 5.35%, compared to 5.50% in the third quarter of 2007.

Asset Management

Income before income taxes was $9.2 million for the fourth quarter of 2007, compared to $10.3 million for the fourth quarter of 2006. The decrease was related to valuing certain liabilities under SFAS No. 133 for the Company’s small block of indexed annuities and expenses associated with integration and infrastructure work in the retirement plans business.

Revenues for this segment increased 14.2% to $78.6 million for the fourth quarter of 2007, compared to $68.8 million for the fourth quarter of 2006, primarily reflecting fees earned from higher assets under administration.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and outside managed commercial mortgage loans, increased $3.35 billion or 17.6% to $22.37 billion at December 31, 2007, compared to December 31, 2006. Growth in assets under administration was attributed to new sales, continued growth in customer deposits, strong customer retention in the retirement plans business, as well as the July 2007 acquisition of DPA, Inc., which added approximately $1.7 billion to assets under administration. Growth in mortgage loans managed for other investors also contributed to growth in assets under administration.

StanCorp Mortgage Investors originated $422.5 million of commercial mortgage loans for the fourth quarter of 2007, a 71.1% increase compared to $247.0 million of commercial mortgage loan originations for the fourth quarter of 2006. For 2007, StanCorp Mortgage Investors originated $1.45 billion of commercial loans, a 53.5% increase compared to 2006. The increase in originations was primarily due to favorable interest rate conditions, distribution channel growth and a reduction in offerings from competing lenders. Mortgage loans managed for other investors were $1.90 billion at December 31, 2007, a 35.0% increase compared to December 31, 2006.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $8.2 million for the fourth quarter of 2007, compared to a loss before income taxes of $1.2 million for the fourth quarter of 2006. The loss before income taxes for the fourth quarter of 2007 included net capital losses of $1.8 million, compared to net capital gains of $2.8 million for the fourth quarter of 2006. Net investment income increased $3.6 million for the fourth quarter of 2007 compared to the fourth quarter of 2006, primarily due to investment income related to proceeds of $300 million of debt issued at the end of May 2007. Interest expense increased $5.3 million for the same comparative periods primarily due to the additional debt issued in May 2007.

Fixed Maturity Securities and Commercial Mortgage Loans

At December 31, 2007, the Company’s investment portfolio consisted of approximately 57% fixed maturity securities, 42% commercial mortgage loans, and 1% short-term investments and real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at December 31, 2007.

At December 31, 2007, commercial mortgage loans in the Company’s investment portfolio totaled $3.66 billion on approximately 4,900 commercial mortgage loans. At December 31, 2007, the average loan-to-value ratio for the overall portfolio was 57.3%, and the Company’s average exposure was approximately $0.7 million per loan. The Company has the contractual ability to pursue personal recourse on most of the loans. Mortgage loans more than 60 days delinquent were 0.05% and 0.09% of the balance at December 31, 2007 and 2006, respectively. Commercial mortgage loan prepayment fees were $3.0 million for the fourth quarter of 2007, compared to $2.1 million for the fourth quarter of 2006.

Shares Outstanding

Diluted weighted-average shares outstanding for the fourth quarters of 2007 and 2006 were 50.0 million and 53.9 million, respectively. During the fourth quarter of 2007, the Company repurchased 836,500 shares at a total cost of $42.9 million, which resulted in a volume weighted-average price of $51.27 per common share. For 2007, the Company repurchased more than 4.8 million shares at a total cost of $235.6 million, which resulted in a volume weighted-average price of $48.60 per share. At December 31, 2007, the Company had approximately 1.4 million shares remaining under its repurchase program, which expires December 31, 2008.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income and losses are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income and losses from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income and losses excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income and losses is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income and losses are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income and losses provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.7 million customers nationwide as of December 31, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s fourth quarter 2007 results on Thursday, January 31, 2008, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, log on to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 21, 2008.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 28808983. The replay will be available through February 8, 2008.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as

“expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements, and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in claims incidence, severity and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) integration and performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level or changes in U.S. GAAP accounting principals, practices or policies; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) losses from a disease pandemic; (xxvii) events of terrorism, natural disasters or other catastrophic events; and (xxviii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Jodi Jordan

(971) 321-7405

E-mail: jjordan@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$540.3	$498.8	$2,063.6	$1,927.4
Asset Management	5.7	2.4	14.7	7.6

Total premiums	546.0	501.2	2,078.3	1,935.0

Administrative fees:
Insurance Services	2.2	2.0	8.4	8.7
Asset Management	30.9	27.1	118.7	78.3
Other	(3.0)	(2.6)	(11.9)	(9.9)

Total administrative fees	30.1	26.5	115.2	77.1

Net investment income:
Insurance Services	82.7	80.0	325.8	313.4
Asset Management	42.0	39.3	170.2	151.3
Other	6.3	2.7	20.3	14.2

Total net investment income	131.0	122.0	516.3	478.9
Net capital gains (losses)	(1.8)	2.8	(0.6)	1.9

Total revenues	705.3	652.5	2,709.2	2,492.9

Benefits and expenses:
Benefits to policyholders	410.5	371.3	1,591.8	1,513.1
Interest credited	26.4	26.1	108.8	97.7
Operating expenses	116.1	101.3	434.8	370.3
Commissions and bonuses	52.1	47.2	198.0	183.6
Premium taxes	9.4	8.6	36.4	34.6
Interest expense	9.8	4.5	30.7	17.9
Net increase in deferred acquisition costs, value of business acquired and intangibles	(9.8)	(8.6)	(33.0)	(34.0)

Total benefits and expenses	614.5	550.4	2,367.5	2,183.2

Income (loss) before income taxes:
Insurance Services	89.8	93.0	322.6	282.4
Asset Management	9.2	10.3	42.9	38.4
Other	(8.2)	(1.2)	(23.8)	(11.1)

Total income before income taxes	90.8	102.1	341.7	309.7
Income taxes	30.3	34.6	114.2	105.9

Net income	60.5	67.5	227.5	203.8

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for sale:
Unrealized capital gains (losses) on securities available-for-sale, net	40.7	(7.5)	25.0	(41.7)
Reclassification adjustment for net capital (gains) losses included in net income, net	(0.4)	(0.4)	(2.0)	(1.7)
Defined benefit retirement plans:
Prior service credit (cost) and net gains (losses) arising during the period, net	1.7	—	0.3	—
Reclassification adjustment for amortization to net periodic pension cost, net	0.8	—	1.6	—

Total	42.8	(7.9)	24.9	(43.4)

Comprehensive income	$103.3	$59.6	$252.4	$160.4

Net income per common share:
Basic	$1.22	$1.26	$4.39	$3.77
Diluted	1.21	1.25	4.35	3.73
Weighted-average common shares outstanding:
Basic	49,416,212	53,405,134	51,824,050	54,079,033
Diluted	49,962,545	53,916,104	52,344,950	54,688,114

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2007	December 31, 2006
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,997.1	$4,786.0
Short-term investments	4.5	—
Commercial mortgage loans, net	3,657.7	3,316.0
Real estate, net	71.8	89.9
Policy loans	3.9	4.0

Total investments	8,735.0	8,195.9
Cash and cash equivalents	205.8	56.0
Premiums and other receivables	106.8	99.2
Accrued investment income	93.1	89.5
Amounts recoverable from reinsurers	929.6	913.6
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	324.8	342.7
Property and equipment, net	126.9	84.6
Other assets	74.5	24.6
Separate account assets	4,386.4	3,832.5

Total assets	$14,982.9	$13,638.6

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,158.7	$4,927.6
Other policyholder funds	3,153.8	2,937.8
Deferred tax liabilities	15.6	22.9
Short-term debt	4.0	2.4
Long-term debt	562.6	261.1
Other liabilities	272.8	189.8
Separate account liabilities	4,386.4	3,832.5

Total liabilities	13,553.9	12,174.1

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
49,155,131 and 53,592,178 shares issued at December 31, 2007 and December 31, 2006, respectively	267.1	479.9
Accumulated other comprehensive income (loss)	16.8	(8.1)
Retained earnings	1,145.1	992.7

Total shareholders’ equity	1,429.0	1,464.5

Total liabilities and shareholders’ equity	$14,982.9	$13,638.6

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	66.0%	65.0%	67.4%	68.0%
Individual Disability Insurance	54.4	50.8	50.6	56.9
Insurance Services segment (including interest credited)	65.1	63.8	66.1	67.1
% of total premiums:
Group Insurance (including interest credited)	75.6%	74.7%	77.4%	78.3%
Individual Disability Insurance	72.5	69.0	69.3	79.4
Insurance Services segment (including interest credited)	75.4	74.3	76.8	78.4

Reconciliation of non-GAAP financial measures:
Net income	$60.5	$67.5	$227.5	$203.8
After-tax net capital gains (losses)	(1.2)	1.8	(0.4)	1.2

Net income excluding after-tax net capital gains (losses)	$61.7	$65.7	$227.9	$202.6

Net capital gains (losses)	$(1.8)	$2.8	$(0.6)	$1.9
Taxes on net capital gains (losses)	(0.6)	1.0	(0.2)	0.7

After-tax net capital gains (losses)	$(1.2)	$1.8	$(0.4)	$1.2

Diluted earnings per common share:
Net income	$1.21	$1.25	$4.35	$3.73
After-tax net capital gains (losses)	(0.02)	0.03	—	0.03

Net income excluding after-tax net capital gains (losses)	$1.23	$1.22	$4.35	$3.70

Shareholders’ equity			$1,429.0	$1,464.5

Accumulated other comprehensive income (loss)			16.8	(8.1)

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,412.2	$1,472.6

Net income return on average equity			15.7%	14.2%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			15.8	14.4
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss))			15.8	14.3

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$94.1	$88.4	$307.4	$271.1
Net gain from operations after federal income taxes and before net realized capital gains (losses)	59.7	58.0	195.7	172.8

			December 31, 2007	December 31, 2006
			Unaudited
Capital and surplus			$1,046.5	$967.5
Asset valuation reserve			102.2	96.6